EXHIBIT 10.2

CLASSIFIED EMPLOYMENT AGREEMENT

___________ through ___________

Between

CHRIS CARTER

And

EVERYTHING BLOCKCHAIN, INC.

(f/k/a “OBITX, Inc.”)

_______________________

APPENDIX A.	EMPLOYEE EVALUATION FORM
APPENDIX B.	GRIEVANCE FORM

Employee Initials: ________

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This Classified Employment Agreement (this “Agreement”) between the MERCURY, INC., an Idaho corporation, hereinafter referred to as “Company”, and CHRIS CARTER, an Idaho resident, hereinafter referred to as “Employee”. The representatives of the Company and the Employee, having met and negotiated in accordance with Idaho Labor Laws and all other applicable laws, have agreed jointly and unanimously to the terms and conditions set forth in this agreement.

ARTICLE 1. DEFINITIONS

a.	“Agreement” shall mean this Classified Employment Agreement.

b.

“Authorized representative” shall mean a person who Employee has placed Company on notice of and guaranteed the representative’s ability to perform functions of Employee to the standards of the Company. Employee shall be held responsible for all consequences arising from acts of Employee’s authorized representative.

c.	“Board” shall mean the Company’s Board of Directors or its designated representative(s).

d.

“Catastrophic illness/injury” shall mean an illness or injury that is expected to incapacitate the employee for an extended period of time, or that incapacitates a member of the employee’s family to where the incapacitation requires the employee to take time off from work for an extended period of time to care for that family member, and taking extended time off work would create a financial hardship for the employee because they have exhausted all of their sick leave and other paid time off.

e.	“Chief Executive Officer” shall mean the chief executive officer of the Company, or designee.

f.	“Code” shall mean, collectively, Idaho Labor Laws.

g.

“Day” shall mean a day on which the Company office is open for business. If no specific business schedule is specified, the Company office shall be determined to be open for business Monday - Friday from 8:00 a.m. to 5:00 p.m.

h.	“Company” shall mean Mercury, Inc.

i.	“Consultation” shall mean an alternative to meeting and negotiating to include meetings between the Company and the Employee on items of mutual or individual interest.

j.

“Disciplinary action” shall mean any action whereby an employee is deprived of any classification or any incident of any classification in which they have permanence, including dismissal, suspension, demotion, or any reassignment to a lower classification, without their voluntary consent, except a layoff for lack of work or lack of funds.

k.	“Employee” shall mean Chris Carter.

l.

“Grievance” shall mean as an alleged violation, misapplication or misinterpretation by a Employee or the Employee that the Company has violated a specific term of this Agreement and that by reason of such violation the grievant believes that Employee rights have been adversely affected.

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m.

“Immediate family” shall mean Employee’s mother, father, grandmother, grandfather or grandchild of Employee or spouse of Employee, and the spouse, son, son-in-law, daughter, daughter-in-law, brother, brother-in-law, sister or sister-in-law of Employee, or any relative living in the immediate household of Employee.

n.

“Immediate Supervisor” shall mean the administrative or supervisory employee who is the immediate supervisor of the employee, or the supervisor’s designee. If a specific supervisor is not appointed to employee, employee’s supervisor shall be the Chief Executive Officer.

o.	“Layoff” shall mean an employee’s separation from service or reduction in assigned time.

p.	“Promotion” shall mean a higher classification within an employee’s position.

a.	“Shift differential” shall mean the percentage of additional compensation for employees who work outside their normal work hours, in comparison to the employee’s pay for work during normal work hours.

b.

“Standby time” is defined as a period other than Employee’s normal work time when Employee is requested by the Company to remain at home or another suitable location where Employee will be available for call in by telephone to respond to emergencies or other Company needs.

c.	“Workday” shall mean a day on which employees are required to render service to the Company.

ARTICLE 2. EMPLOYEE RIGHTS

a.

Facilities. Employee shall have the right to use Company facilities and equipment at reasonable times when not otherwise in use for the purpose of meetings concerned with the exercise of rights incorporated in the Agreement.

b.	Communications and Notices of Activities. The Employee shall have the right to post notices of activities and matters of concern with Employee’s immediate supervisor.

c.	Employee E-mail. The Company shall provide Employee with an individual work e-mail address.

d.

Company Employee E-mail Addresses. The Company will provide the Employee with work e-mail addresses for all other employees of the Company. This list will be sent upon request by Employee and may from time to time be updated to reflect correct information.

e.

Authorized Representatives. An authorized representative of the Employee shall be permitted to transact official Employee business on Company property at reasonable times not interfering with Company’s duties of the employee. The representative shall notify the Employee’s immediate supervisor of their presence.

f.	Public Information. The Board agrees to furnish, upon request of the Employee, all public information required by the Employee that is reasonably necessary for the Employee to fulfill their role.

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g.	Employee List Requests. The Company will provide the Employee with updated lists of current employees upon written request (not to exceed three requests annually).

h.

Workload Reduction Requests. Employee shall submit its written request for a workload reduction, pursuant to this Section, to Employee’s immediate supervisor not less than sixty (60) days prior to the start of requested reduced service. Company may reduce Employee’s workload but maintains no obligation to do so.

ARTICLE 3. COMPANY RIGHTS

a.

Company’s Functional Rights. It is understood and agreed that the Company retains all its powers and authority to direct, manage, and control, to the fullest extent of the law. Included in, but not limited to those duties and powers are the exclusive right to: determine its organization; direct the work of its employees; determine the times and hours of its operation; determine kinds and levels of services to be provided, and the methods and means of providing them; establish its policies, goals and objectives; insure the rights and educational opportunities of employees; determine staffing patterns; determine the number and kinds of personnel required; maintain the efficiency of Company operations; build, move or modify facilities; establish budget procedures and determine budgetary allocation; determine the methods of raising revenue; contract out work; and take action on any matter in the event of an emergency. In addition, the Company retains the right to hire, classify, assign, reassign, transfer, evaluate, promote, terminate, and discipline employees.

b.

Explicit Limitations of Company Rights. The exercise of the foregoing powers, rights, authority, duties and responsibilities by the Company, the adoption of policies, rules, regulations, and practices in furtherance thereof, and the use of judgment and discretion in connection therewith, shall be limited only by the specific and express terms of this Agreement, or any other written agreement reached between the Employee and the Company, and then only to the extent such specific and express terms conform with Code.

c.

Emergencies. The Company retains its right to amend, modify, or rescind policies and practices referred to in this Agreement in cases of emergency. Emergency shall be defined as an actual or threatened natural disaster, national emergency, act of God, epidemic, or concerted activity, as contemplated in Article 14.

ARTICLE 4. NON-DISCRIMINATION

a.

 Terms and Consequences of Discrimination. The Company and Employee agree not to unlawfully discriminate against any employee based on race, color, religion, national origin, sex, sexual orientation, age, politics, physical handicap, membership, or participation in an employee organization. Alleged violations of this Article shall only be under the provisions of Article 17 (Grievance and Arbitration Procedures) of this Agreement if said violations involve a specific and express portion of this Agreement.

Employee Initials: ________

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ARTICLE 5. EVALUATION

a.	Purpose. The purpose of the program of evaluation is to rate and attempt to improve the competence of the staff (individual Employees).

b.	Application. The program of evaluation shall apply to all Employees.

c.	Probationary Employee.

Each permanent classified employee may be randomly rated by their immediate supervisor. The results will be inputted on a report which will be provided to the employee. The employee’s signature on the report indicates only that they have seen the report not that the employee agrees with the evaluation.

A probationary employee shall serve a twelve (12)-month probationary period and receive an evaluation on or about quarterly intervals. The probationary period will begin on the first day of regular status employment (not temporary, substitute, limited and/or short-term employment).

If the Company fails to complete an evaluation of a probationary employee during the probationary period, it will be determined that the employee has met the requirements to be removed from probationary status.

Failure on the part of the Company to complete quarterly evaluations of a probationary employee does not obligate the Company to retain the employee at any point in the probationary period.

d.	The employee may, within ten (10) working days, respond in writing to an evaluation with which the employee is not in agreement. This response shall be attached to the evaluation in question.

e.	Evaluation of the competence of all employees shall include, but shall not be limited to, consideration of an employee’s:

Þ Quality of Work

Þ Work Habits

Þ Working Relations

Þ Meeting Work Commitments

Þ Demonstration of Initiative

Þ Dependability and Reliability

Þ Attendance

Þ Safety

Þ Communication Skills

f.

Written evaluations and the summary assessment report of Employees shall include descriptions of unsatisfactory performance, if any, with specific recommendations for means of improvement and suggestions of available sources of assistance. Subsequently, one or more conferences shall be held with the employee to assist him/her in correcting deficiencies previously noted.

g.

A copy of the evaluation form is attached in Appendix A. It reflects the performance factors identified in Article 5, Section (e) above. The evaluator’s comments section shall be used for narrative commentaries to reflect whether the employee’s performance exceeds expectations, meets expectations, needs improvement, or is unsatisfactory.

h.	Article 17 of this Agreement (Grievance and Arbitration Procedures) shall apply only to the specific procedures of this Article, and not to supervisory judgments or recommendations.

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ARTICLE 6. PERSONNEL FILES

a.	Personnel File Contents and Inspection.

Materials in personnel files of employees that may serve as a basis for a affecting the status of their employment are to be made available for the inspection of the person involved. Materials not signed and dated will be removed from the employees file unless it is noted that the employee refused to sign (evaluations and/or disciplinary actions that requires a signature or the employee is/was absent). This material does not to include ratings, reports, or records which were obtained prior to the employment of the person involved.

Every employee shall have the right to inspect these materials upon request, provided that the request is made at a time when the person is not actually required to render services to the employing Company.

Information of a derogatory nature, except materials excluded herein, shall not be entered or filed unless and until the employee is given notice, and an opportunity to review and comment thereon. An employee shall have the right to enter, and have attached to any such derogatory statement, their own comments thereon.

Upon written authorization by Employee, an authorized representative of the Employee shall be permitted to examine materials in said employee’s personnel file.

Letters of commendation shall, upon request by Employee, be placed in personnel files.

ARTICLE 7. PUBLIC CHARGES

a.

Process. A public charge is an allegation of wrongdoing by an employee made by someone other than the employee of Everything Blockchain, Inc. The Company will provide an opportunity for an employee to explain or refute public charges before Employee’s immediate supervisor prior to incorporating public charges in a disciplinary action.

ARTICLE 8. CLASSIFICATION OF EMPLOYEES

a.

Duties. Classified employees shall not be required to perform duties which are inconsistent with duties of their classification for more than five (5) working days within a 15-calendar day period without a salary adjustment.

ARTICLE 9. HOURS AND OVERTIME

a.	Work Schedules

Workweek: The regular workweek of a non-salary employee shall consist of not more than five (5) consecutive working days (normally Monday-Friday). An employee assigned four (4) or more hours shall be compensated for any work required to be performed on the sixth (6th) or seventh (7th) day at one and one-half (1½) times the employee’s regular rate of pay. All employees shall be compensated for any work required to be performed on holidays at two and one-half (2½) times the employees’ regular rate of pay.

Workday: The length of a regular workday shall not exceed eight (8) hours. Each bargaining unit employee shall be assigned a fixed, regular, and ascertainable number of hours. Work schedules for employees shall be established, structured, and directed by the Company; said established schedule shall not be changed by the Company without prior notice to the affected employee. Established work schedules shall be fixed by the Company to meet its educational goals and objectives, and to function in an organized and efficient manner, as determined by the Company.

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Nothing contained herein shall preclude the Company from establishing a work schedule involving ten (10) hours per day for four (4) days per week for classifications and positions it may select.

Established schedules may be changed after consultation with Employee.

Lunch Period: Not less than a thirty (30) minute non-compensated lunch period shall be provided to employees who render service of at least six (6) consecutive hours per day. Said lunch period shall be assigned by the employee’s immediate supervisor, normally to be taken at the conclusion of four (4) hours of daily service.

Rest Period: A fifteen (15) minute compensated rest period shall be provided to all employees within each four (4) hour period. The rest period described herein shall be taken according to an assignment schedule established by the employee’s immediate supervisor. Under no circumstances are rest periods to be combined, accumulated, nor compensated for in lieu of utilization.

Service Record: Each employee shall prepare and sign a single monthly time report established by the Company. Employees may retain a copy of these time sheets at the time the sheet is submitted. When technological resources of the Company allow an electronic paperless means of recording time and attendance, the employee will use such medium for recording.

b.	Overtime.

Overtime Rate: The Company agrees to compensate bargaining unit employees at the rate of one and one-half (1½) times the employees’ regular rate of pay for each hour of work in excess of eight (8) hours per day or forty (40) hours per week, and for the first eight hours worked on the seventh consecutive day of work in a workweek; and double the employee’s regular rate of pay for all hours worked in excess of 12 hours in any workday and for all hours worked in excess of eight on the seventh consecutive day of work in a workweek.

The Company will post overtime assignments monthly and attempt to diversify overtime among all employees at the end of year. Except in emergency situations which take place within twenty-four (24) hours of an employee’s overtime assignment, the employee may decline to work the offered overtime. If the overtime is offered with at least twenty-four (24) hours advance notice, an employee who declines said overtime shall have their overtime account credited with the declined hours, even though they shall not be paid for the credited hours.

Part-time employees may be assigned hours from potential overtime hours up to the point at which they would reach overtime.

c.

Compensatory Time. When compensatory time off is requested by the employee in lieu of cash compensation for overtime pay, such time off is to be computed at the going overtime rate of pay for the employee and may not be accumulated beyond forty (40) hours in a year-long timespan. If the compensatory time is not utilized within twelve (12) months of when it was earned, it shall be paid for in cash upon the submission of an appropriate time sheet by the employee. No employee will be required to take compensatory time off in lieu of a cash compensation.

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d.

Shift Differential. Any employee in the bargaining unit who works fifty percent (50%) or more of their shift between 5:00 p.m. and 8:00 a.m. or is regularly assigned on Saturday or Sunday shall be compensated with a shift differential of five percent (5%).

e.

Call Back. An employee called back to work after completion of the regular assignment shall be compensated for not less than two (2) hours at the current overtime rate and given mileage reimbursement at the current rate.

f.

Standby Time. To be placed on standby time requires the consent of the Employee. Once consent is granted, the Employee is required to provide a telephone number for purposes of contact and commits to arrive at work within thirty (30) minutes of receiving a call to come to work. For each full day that an employee is assigned to standby time, the employee shall be compensated twenty dollars ($20.00) per day. If an employee is called to report to duty, this Article will be implemented accordingly so long as it does not contradict the terms specified in this Section.

g.

Work Calendar. The Company shall annually establish work calendars. Such calendars shall not be modified without prior consultation with the Employee. Employee shall have the right to negotiate their calendar upon request. Individual employee variations from these work calendars may be established by mutual agreement between the employee and the employee’s immediate supervisor.

h.

Part-Time Employee Workday, Workweek. A part-time employee work week shall consist of less than: forty (40) hours of Company service per week, exclusive of any Company designated lunch period; eight (8) hours of Company service per day, exclusive of any Company designated lunch period; or less than the prescribed annual work calendar for their classification established by the Company.

i

Calendar Management. The Company reserves to its sole and exclusive discretion the right to determine the duration, frequency, and nature of part-time employee service within the boundaries of the Code.

j.	Non-Salary Employees Only. This Article applies exclusively to non-salary employees. Salary employees are those who do not work on an hourly basis and are paid by a monthly or yearly designated wage.

ARTICLE 10. VACATIONS AND HOLIDAYS

a.

Vacations. All regular classified employees shall be granted a vacation with pay, as provided for herein. Vacation shall be earned from the anniversary date of employment in accordance with the following schedule:

*See Article 10, Section (a), 3 below.

Requests for extended vacation without pay may be approved only for emergencies and at the sole and exclusive discretion of the Company.

Employees in their initial six (6) months, as well as part-time employees, are not entitled to vacation pay.

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To be credited for vacation entitlement, a year of service shall mean a full and complete year of Company employment.

Except when the Company deems that its work requires deviation, vacation for such employees shall be taken during the winter and spring holiday period.

Efforts will be made to enable vacation to be taken at times requested by and convenient to the employee consistent with the need of the Company.

An attempt will be made to approve and assign vacation periods in a manner which is fair to all employees. If a scheduling problem exists because of either the demands of Company work or the number of employees preferring a particular time for vacation, a rotating allocation will be used.

Employee vacation requests shall be in writing and approved or disapproved by the employee’s immediate supervisor within ten (10) working days of receipt of request.

Employees may not accumulate more than two-hundred and forty (240) work hours. Any issues arising due to employees accumulating two-hundred and forty (240) hours will be handled on a case-by-case basis upon request by the employee.

If an employee’s properly scheduled vacation is delayed by serious illness or injury, that employee may, with proper medical verification, reschedule the vacation with their immediate supervisor’s approval. If a vacation in progress is interrupted by serious illness or injury, those days shall be charged to the employee’s accumulated sick leave.

b.	Holidays.

Employees shall have the following listed holidays when they fall within their work year. Employees must be in a paid status on the day before or after the holiday to qualify for the holiday pay:

Þ Independence Day

Þ Labor Day

Þ Veteran’s Day

Þ Thanksgiving Day

Þ Day after Thanksgiving (in lieu of Thanksgiving Day)

Þ Christmas Eve Day

Þ Christmas Day

Þ New Year’s Eve Day New Year’s Day

Þ Martin Luther King Day

When one of the specified holidays falls on a Saturday, it shall be celebrated on the preceding Friday; when one of the specified holidays falls on a Sunday, it shall be celebrated on the following Monday.

Working a four (4) day ten (10) hour week will not cause an employee to lose the holiday.

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ARTICLE 11. LEAVES

a. Sick Leave.

Employees absent due to illness or injury must follow procedures established by their immediate supervisor and notify their immediate supervisor of (i) their intent to be absent, (ii) the nature of the illness or injury, and (iii) the anticipated duration of the illness. Except in the case of emergency, such notification shall be made not later than one (1) hour prior to the start of the employee’s work shift.

Sick leave benefits will be granted to all employees without pay deduction based on one day’s leave for each month of service. Sick leave may be used only for personal illness, injury, or quarantine. Sick leave may also be utilized to allow the employee to care for the illness or injury of a child, spouse, or parent of the employee up to a maximum of fifteen (15) days annually including any personal necessity days taken under Article 11, Section (b) below.

Sick leave may be granted for absences due to medical or dental appointment, eye examinations, or any professional medical services.

Employees working less than full-time shall be entitled to sick leave in the same ratio that their employment bears to full-time employment.

If an employee does not take the full amount of sick leave allowed in any year, the amount not taken shall be accumulated from year to year.

Employees may not use more than six (6) consistent sick-leave absences at any given time.

An employee anticipating a future sick leave absence due to surgery or other predictable cause shall notify the Company in writing as far in advance as possible of said absence.

b. Personal Necessity Leave.

A maximum of seven (7) days of sick leave may be used in any Company year for personal necessity leave, including:

Þ	Death of a member of their immediate family, household member, close friend, or a non-immediate family member (extension of bereavement leave).

Þ	Accident involving their person or property, or the person or property of a member of their immediate family or household member.

Þ

Appearance in court as a litigant. (Leaves of absence for court appearance as a witness, pursuant to subpoena, will be granted with pay pursuant to Article 11, Section (g) and shall not be deducted from personal necessity leave.)

Þ	Serious illness or accident to an immediate family member that requires the employee’s absence from service.

Þ

Compelling personal circumstances or business which cannot be expected to be disregarded, which cannot be dealt with during off-duty hours, which represent an imminent danger to the employee’s immediate family/personal property, and which are not directly or indirectly related to any employee concerted activity.

Approval shall be obtained by Employee prior to absence if possible. Upon return from an absence for personal necessity, as outlined above, the employees shall upon request file a written statement verifying the use of these leave provisions and record absence in the Company’s electronic absentee system.

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c. Extended Sick Leave.

A regular classified employee who is absent because of illness or accident beyond their accumulated sick leave shall be paid at the rate of fifty percent (50%) of their daily rate of pay for those days beyond their accumulated sick leave. This additional paid sick leave, when added to their accumulated sick leave, shall not exceed one hundred (100) working days in the fiscal year. It shall not be cumulative and shall be exclusive of any other paid leave, holiday, vacation, or authorized compensatory time to which the employee may be entitled. Absence because of accident or illness beyond the one hundred (100) working days shall be without pay.

The extended sick leave described above shall be granted to all regular classified employees on June 1 of each year. Unless waived by the Company, sick leave shall be prorated for employees working less than a full year.

Upon the approval of the Company, an employee may return to their work classification on a limited day basis following an extended sick leave, for a period of up to one (1) year, provided that said employee produces written verification from their attending physician which states that the employee can perform said limited day duties without impairment and without any increased susceptibility to industrial accident injury or illness.

An employee who is unable to return to work at the termination of sick leave may request an unpaid medical leave for up to thirty-six (36) months.

d. Catastrophic Leave.

An employee who is suffering from a catastrophic illness or injury may request that eligible leave credits be donated for their use. An employee who is suffering from a catastrophic illness or injury must request the donation of eligible leave credits in writing. The employee must exhaust all accrued paid leave credits before using donated leave credits.

An employee suffering from a catastrophic illness or injury shall provide verification by means of a signed and dated letter executed by the ill or injured person’s physician indicating the incapacitating nature and probable duration of illness or injury.

The maximum benefit to be received by any employee for any single catastrophic illness or injury is one (1) year from the date provided in the treating physician’s verification letter.

Any employee who receives paid leave pursuant to this Section shall use any paid leave credits that they continue to accrue monthly before receiving paid leave pursuant to this Section.

Employee’s immediate supervisor shall determine that the employee is required to take time off work for an extended period to care for an immediate family member, and that the employee has exhausted all accrued paid leave credits. When this verification and determination has been made, the immediate supervisor may approve the transfer of accrued vacation credits.

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Employees may donate vacation credits to a specific employee when (i) that employee or a member of their immediate family suffers from a catastrophic illness or injury, (ii) the employee is unable to work, and (iii) the employee has exhausted all accrued paid leave credits. Eligible leave credits are to be donated in full one-day increments.

An employee wishing to donate accrued vacation to a specific employee under this agreement shall complete, sign, and deliver a form designating the number of vacation days to be donated; acknowledging that their transfer of used leave credits is irrevocable.

Immediate supervisor will inform employee of how donations may be made in response to the employee’s requests.

Vacation donations will be time and date stamped as received by employee’s immediate supervisor. All vacation donations will be used in order of receipt. If more vacation is donated than is needed, the vacation will be returned to donors in reverse order of receipt of donation.

e. Maternity Leave.

Absences due to maternity leave are treated in the same manner as other illness or disability.

Not later than two (2) months prior to the expected date of delivery, notice of the anticipated absence shall be given to the supervisor in writing.

In the event the employee does not return to work when released from disability status by the physician, the employee shall request a child rearing leave.

An employee’s written request for leave of absence without pay beginning at a period prior to the onset of disability related to birth or following the end of the disability period after delivery are to be made to the employee’s immediate supervisor as far in advance as possible, and in no event less than sixty (60) days in advance.

f. Child Rearing Leave.

An unpaid leave of absence shall be granted to an employee following the birth or adoption of an infant child.

An employee giving birth to, or adopting an infant child, may submit a request for an unpaid leave of absence for the purpose of child rearing. Said request shall be submitted in writing employee’s immediate supervisor as far in advance of the requested commencement of the leave as possible.

Unpaid child rearing leave shall consist of not more than six (6) months, including the disability period, if applicable.

g. Jury Duty.

The Company agrees to grant employees regularly called for jury duty in the manner provided by law, leave of absence without loss of pay for time the employee is required to perform jury duty during the employee’s regularly assigned working hours.

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Employees called for jury duty must notify their immediate supervisor of the service dates upon receiving said notice from officers of the court. Employee shall provide a copy of said court notice to immediate supervisor.

The Company shall grant full compensation. Fees received by the employee for their jury duty services, excluding travel and subsistence expenses, shall be remitted to the Company.

Employees are required to return to work during the portion of day in which jury duty services are not required.

An employee whose regular assigned shift commences at 4:00 p.m. or later shall be relieved from work with full pay for the day. Employee will only receive full pay for the day if the Company has received a copy of the court notice from the employee.

h. Extended Leave.

A medical leave of absence without pay may be granted to a permanent employee who, because of extended illness or temporary disability, is unable to perform their assigned duties. A written request for medical leave of absence shall be submitted to the employee’s immediate supervisor for approval by the Chief Executive Officer.

An employee on an approved unpaid medical leave of absence may continue coverage under applicable insurance programs provided by the Company, so long as employee continues to pay their necessary premium payments.

i. Legislative Leave.

A leave of absence shall be granted employees who are elected to the Florida State Legislature.

Any employee who has achieved permanent employment status with the Company is eligible for legislative leave.

An employee elected to the Florida State Legislature may request a legislative leave of absence to fill the term of office. Said requests shall be submitted not later than fifteen (15) days after being elected to office. If the employee fails to make a request for legislative leave, or the employee’s request is denied at the time of their request, the Company will have no duty to rehire the employee.

Upon sixteen (16) days after an employee being elected to Florida State Legislature, provided that the employee has not provided the Company with employee’s notice of their legislative leave of absence, the Company may treat such election as a determination by employee to resign from their employment with Company without a reemployment opportunity at the end of employee’s term of office.

Given the public nature of the Company, an employee who requests legislative leave and is provided with a legislative leave of absence will not preserve the ability to work for the Company during the employee’s term of office. Furthermore, an employee shall receive no Company compensation while on legislative leave.

Upon Company’s granting of employee’s legislative leave of absence, the employee may, within six (6) months after the expiration of the employee’s term of office, be entitled to return to the position held at the time of employee’s election. Return to service after leave except as otherwise noted in this agreement will entitle the employee to placement at the site and in the department from which the employee left, provided that a position exists at the site and in the department. If no position exists, then the involuntary transfer language will be used to determine who must be transferred.

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Reinstatement shall be made at the salary which the employee would have been entitled had legislative leave not been utilized.

j. Military Leave.

Employees shall be granted any military leave to which they are entitled under law. Employees shall be required to request the Company for military leaves in writing, including appropriate military orders, as far in advance as possible.

Employees expecting to receive such orders shall attempt to request service dates that will cause a minimum disruption to Company operations.

Upon return, the employee shall have all the rights and privileges which they would have enjoyed had they not been absent from the Company. The employee will advance on the salary schedule as if they had been working full-time during their military leave.

k. Bereavement Leave.

The purpose of bereavement leave utilization shall be for the death of a member of the employee’s immediate family, a domestic partner, or the death of a relative.

Any state or federal law applicable to Everything Blockchain, Inc. which expands this definition will supersede this definition upon notice to the Company by employee.

Employees exercising this leave of absence provision shall notify their immediate supervisor as soon as possible as to the expected duration of the absence.

Except by special arrangement, bereavement leave time commences upon the day after the family member’s death.

An employee shall be granted one (1) day of fully paid leave to attend the funeral of employee’s immediate family member. An employee may use personal necessity leave for the funerals of anyone other than employee’s immediate family.

An employee shall be granted up to five (5) days of fully paid leave for a death in the employee’s immediate family. In addition, the Company may grant the following bereavement leave benefits for a death in the employee’s immediate family: for the sixth (6th) through the tenth (10th) consecutive day, employee will be compensated at one-half (½) times the employee’s regular rate of pay if personal necessity leave is not used. For the eleventh (11th) consecutive day or more, the employee will receive no compensation.

Employees shall provide, upon Company request, additional verification of the use of this leave provision.

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l. Industrial Accident and Illness Leave.

Notwithstanding any other provision of this Article, only full-time employees of the Company shall be eligible for industrial accident or illness leave as provided herein.

An employee who has sustained a job-related injury or illness shall report the injury or illness to the Company through the employee’s immediate supervisor if physically able to within twenty-four (24) hours of the occurrence which led to the injury or illness.

Allowable leave shall be for not more than sixty (60) working days in any one fiscal year for the same illness or accident. Allowable leave shall not be accumulated from year-to-year. When an industrial accident or illness leave overlaps into the next fiscal year, the employee shall be entitled to only the amount of unused leave due for the same illness or injury.

Industrial accident or illness leave shall commence on the first day of absence. Industrial accident or illness leave shall be reduced by one (1) day for each day of authorized absence regardless of any temporary disability indemnity award.

Any employee receiving benefits because of this Section shall, during periods of injury or illness, remain within the State which they have maintained their employment with the Company unless the employee’s immediate supervisor authorizes the employee’s travel outside the employee’s State.

During any paid leave of absence initiated under this Section, the employee shall endorse to the Company the temporary disability indemnity, checks received on account of their industrial accident or illness. The Company, in turn, shall issue the employee appropriate payment of the employee’s wage and shall deduct normal retirement, other authorized contributions, and the temporary disability indemnity, if any, actually paid to and retained by the employee for periods covered. Upon conclusion of this industrial paid leave, an employee may utilize any available sick leave benefits providing that any sick leave utilization, when combined with any temporary disability indemnity, shall not exceed one hundred percent (100%) of the employee’s normal compensation.

An employee shall be permitted to return to service after an industrial accident or illness only upon the presentation of a release form the authorized Workers’ Compensation physician certifying the employee’s ability to return to their position classification without restrictions or detriment to the employee’s physical and emotional well-being.

m. Family Leave.

The Company agrees to comply with the State and Federal laws on family medical leaves. The FMLA provides, among other things, that eligible employees (those who have worked 1250 hours in the previous year) may have unpaid leave of up to 12 work weeks for specific reasons without losing health benefits. Other paid leaves may be offset against the 12-week period.

n. Leave of Absence Without Pay.

After completion of three (3) years of continued employment, a leave of absence without pay shall be granted to the employee for up to one (1) year. This leave is not to be confused with employees who are either laid off or placed on a reemployment list for medical reasons.

An employee requesting such an extended leave of absence shall submit the request in sufficient time for the Chief Executive Officer’s consideration.

Employee Initials: ________

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The granting of a leave of absence without pay gives to the employee the right to return to a position within their classification at the expiration of their one (1) year leave of absence.

When an employee returns to duty following a leave of absence without pay, they are entitled to all sick leave benefits accumulated prior to the employee taking their leave of absence. The employee shall return to the appropriate schedule placement based on the number of years of service, not to include the time spent on unpaid leave.

The Company will consider part-time unpaid leave to allow employees to enhance their educational background. However, this option will only be available when the work of the Company can be accomplished as determined by the employee’s immediate supervisor.

ARTICLE 12. TRANSFER

a.	Definition. A transfer is defined as a change of job site but within the same position classification.

b.	Criteria for Transfer. The following criteria shall be used in consideration of transfer requests:

(1)	The needs and efficient operation of the Company.

(2)	The qualifications including the experience and recent training of the staff member, compared to those of other candidates, for both the position to be filled and the position to be vacated.

(3)	The length (seniority) of the service rendered to the Company by the employee.

(4)	Quality of service. Quality of service will be indicated by the most recent evaluation which cannot contain either a rating of needs improvement or unsatisfactory.

(5)	The preference of the employee.

c.	Employee Initiated Transfer Requests. Employee shall have the privilege of requesting a transfer to any job location within the same position classification, subject to the following conditions:

(1)	Submission of a request for transfer on the appropriate Company form. Properly filed transfer requests shall be valid for one (1) year and shall be granted according to the transfer criteria in 14.2.

(2)	An employee’s request for transfer shall bear the signature of that employee’s present immediate supervisor.

(3)

The filing of a request for transfer is without prejudice to the employee and shall not jeopardize the present assignment. A request for transfer may be withdrawn by the employee in writing at any time prior to official notification of transfer approval.

(4)	An employee may request transfer to a vacancy within their classification that represents a longer work schedule, and such requests shall be given priority consideration.

(5)	Voluntary transfer requests shall not be processed in situations that might impede the recall of laid-off employees.

Employee Initials: ________

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d.	Employer Initiated Transfers.

After consultation with Employee, a transfer may be made by the Company at any time for any of the following reasons:

(1)	A change of enrollment or workload necessitating transfer of classified staff.

(2)	Improved efficiency of the Company.

Except in cases where a particular employee must be transferred involuntarily, when all transfer criteria are judged equal by the Company, and when there is no suitable volunteer, the least senior employee within a given classification at a particular job site shall be involuntarily transferred.

An employee may request a conference with or a written statement from their immediate supervisor regarding reasons for the involuntary transfer.

In the exercise of this right of involuntary transfer, the Company shall not act in a manner that is arbitrary, capricious, or discriminatory.

An involuntary transfer that results in additional travel for an employee of more than fifteen (15) miles per day round trip between either home and the new job site, or the old job site and the new job site (whichever is less), shall be paid a flat mileage rate of $200.00 per year. Such mileage reimbursement shall not last more than two (2) years following the employee’s involuntary transfer.

ARTICLE 13. PAY AND ALLOWANCES AND FRINGE BENEFITS

All employees shall receive checks, electronic/direct deposits, and/or electronically sent paystubs on the Wednesday following the end of the most recent pay period. Payroll changes are made during the pay period following the one in which they occurred.

There will be no fringe benefit program at this time. The Company, in its sole discretion, may elect to implement fringe benefits to Employee at some point in the future.

The Company believes that all classified employees shall be paid competitively when compensation is compared with the local labor market of Employee. The consultation process will continue to be the vehicle for the cooperative exploration of compensatory issues. Compensation of Employee will be eligible for reconsideration once every three (3) years, unless the Company elects to reconsider Employee’s compensation prior to the three (3) year mark.

Employee Initials: ________

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ARTICLE 14. EMPLOYEE SAFETY

a.	Employee Responsibilities.

(1)	To report to the immediate supervisor or designee any observed unsafe physical conditions in the buildings or on the Company premises.

(2)	To work in a safe manner and not create hazards.

b.	Company Responsibilities.

(1)	To investigate employee reports as described herein.

(2)	To assess the physical condition reported.

(3)

To take appropriate action and correct unsafe conditions whenever financial resources allow and when it is administratively practical following appropriate safety condition regulations as set forth by the Code and all other local laws applicable to Employee.

(4)	Except in disaster or emergency situations, the Company shall not require an employee to work in a life-endangering condition.

c.	Assault/Battery:

It shall be the responsibility of any employee who is the victim of an assault or battery of any type in connection with their employment to:

(1)	Verbally report the incident to their immediate supervisor at the earliest possible time.

(2)	Submit a written report of the incident to their immediate supervisor at the earliest possible time.

Upon notice, it shall be the responsibility of the immediate supervisor to report the incident to the Chief Executive Officer’s office, and such other authorities as deemed appropriate with the least possible delay.

It shall be the responsibility of the Company to provide, upon request by the involved employee(s), appropriate non-confidential information relating to an incident of assault and/or battery.

If unhealthful conditions cause the dismissal of employees, such employees shall be dismissed from their duties without loss of pay for the remainder of the workday.

To the extent required by law or otherwise in the absolute discretion of the Company, when an employee is included in litigation which asserts liability for non-intentional or non-willful acts occurring within the course and scope of employment, the Company will provide a defense if the employee gives the Company control of the litigation, including but not limited to the right to compromise and settle the matter on terms acceptable to the Company.

Employee may be reimbursed for personal equipment, vehicle, or clothing damaged or stolen to a maximum amount of five-hundred dollars ($500). This amount will be reimbursed only if Employee has registered the personal equipment with the immediate supervisor. It will be the responsibility of Employee to report the vandalism immediately so that a reasonable determination may be made that the vandalism occurred at that time on Company property. It will also be the responsibility of Employee to file and provide a copy of a police report to the Company as a condition of reimbursement. The amount of reimbursement to Employee will be limited to the amount of the Employee’s insurance deductible or five hundred dollars ($500.00), whichever is less. No Employee may receive reimbursement for vehicle damage more than once every six (6) months.

Employee Initials: ________

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ARTICLE 15. EFFECT OF LAYOFF

a. Layoff and Reemployment.

The Company will notify Employee of any contemplated layoff due to lack of funds or lack of work. The only reason for layoff or a reduction of assigned hours shall be lack of funds or lack of work.

Any layoff shall take place upon sixty (60) calendar days written notice to the subject employee. Any notice of layoff shall specify: (i) the reason for layoff, (ii) the identity by name and classification of the employee designated for layoff, and (iii) information on the employee’s displacement rights, if any, as well as their reemployment rights.

Layoff or a reduction in assigned hours will be based on seniority, which shall be determined by the date of hire and the first date of service within a classification. Those laid off would be eligible for reemployment for a period of thirty-nine (39) months.

When a laid off employee exercises their right to enter a classification or position which the employee currently or previously has served, the least senior employee within a classification will be relocated regardless of the number of hours associated with that position.

Laid off employees are eligible for reemployment for a thirty-nine (39) month period and shall be reemployed in the order of their layoff. Their reemployment shall take precedence over other employment in the classifications affected by the layoffs.

An employee who is laid off and is subsequently eligible for reemployment as provided for herein may be so notified in writing by the Company. The employee shall notify the Company in writing of their intent to accept or refuse employment within ten (10) working days following receipt of Company’s reemployment notice being delivered to the employee. Failure by the employee to tender the written notice to the Company within ten (10) days as provided for herein shall be deemed a refusal of employment by said employee. The laid- off employee may decline two (2) offers of employment before relinquishing their position on the list. If an employee on a reemployment list refuses the second offer of employment, no additional offers will be made, and the employee shall be considered unavailable for work and have waived all consideration for reemployment.

Subject to insurance carrier approval, fringe benefit coverage, if at the time provided, shall continue for those who have qualified for such coverage until the end of Company’s next billing period with the relevant insurance companies, provided said employee does not accept gainful employment elsewhere during the thirty (30) day period.

The Company and the Employee each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter related to reduction in force actions and effects related thereto, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement.

The Company agrees in instances where technology causes the elimination or reduction of positions to address alternatives to layoff. Alternatives may include, but not be limited to retraining or transfer to other positions in which the impacted employee meets the minimum qualifications.

Employee Initials: ________

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ARTICLE 16. PROMOTION

a.

Posting of Notice. Notice of all job vacancies available to candidates from within the Company will be sent to each candidate and will be placed in such other locations as the Company determines will increase the available pool of candidates. Employees with notice must file for the vacancy consideration within five (5) days of receiving such notice.

b.	Filing. Employees may file for the vacancy by submitting a Company application form to Company’s legal division.

c.	Demotion. A promoted employee who is unsuccessful in the higher class shall have a right of retreat to the prior class when the position is available during the probationary period.

ARTICLE 17. GRIEVANCE AND ARBITRATION PROCEDURES

a. General Provisions.

The respondent in all cases shall be the Company itself rather than any individual. The filing or pendency of a grievance shall not delay or interfere with implementation of any Company action during the processing thereof.

Before filing a formal written grievance, the grievant shall make a reasonable attempt to resolve it by means of an informal conference with grievant’ s immediate supervisor. Either the grievant or the immediate supervisor may have a witness present at said informal conference providing twenty-four (24) hours advance notice is given to the other party.

b. Formal Level.

Þ Level I

If Employee wishes to initiate a formal grievance, Employee must do so within ten (10) workdays after the occurrence of the act or omission giving rise to the grievance by presenting such grievance in writing to Employee’s immediate supervisor.

The written statement shall be a clear and concise statement of the grievance, including (i) the specific provisions of the Agreement alleged to have been violated, misapplied, or misinterpreted, (ii) the circumstances involved, and (iii) the specific remedy sought. Employee’s written statement shall be submitted on ‘Grievance Form’ provided by the Company hereto as Appendix B. Employee’s statement may not be changed at later levels of the grievance and arbitration procedure.

Either party may request a personal conference with the other party. The Company shall communicate a decision to the employee in writing within ten (10) workdays after receiving the grievance and such action will terminate Level I.

Þ Level II

Employee Initials: ________

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In the event the grievant is not satisfied with the decision at Level I, the grievant may appeal the decision in writing to the Chief Executive Officer or designee within ten (10) workdays after the termination of Level I.

The written appeal described herein shall be submitted, by Employee, on Company’s Grievance Form under section entitled ‘Level II’, and shall include a copy of the original grievance, the decision rendered at Level I, and a clear, concise statement of the reasons for the appeal. Either the grievant or the Chief Executive Officer or designee may request a personal conference.

The Chief Executive Officer or designee shall communicate a written decision within ten (10) workdays after receiving the appeal and such a decision will terminate Level II.

Þ Level III - Mediation

If the Company elects, the grievance may be referred to a mediator appointed by the Company. Both Employee and Company agree to participate in the process in good faith to reach an equitable resolution.

Mediation will be scheduled as soon as calendars can be arranged.

Employee and Company shall each bare half the cost of mediation.

c. Arbitration.

A grievance which is not settled at Level III, and which Employee desires to contest further, shall be submitted to binding arbitration as provided herein, but only if Employee gives written notice to the Company of its desire to arbitrate the grievance within ten (10) workdays after the termination of Level III. It is expressly understood that the only matters which are subject to binding arbitration are grievances as defined above which were processed and handled in accordance with the limitations and procedures of this Article. Processing and discussing the merits of an alleged grievance by the Company at any level shall not constitute a waiver by the Company of a defense that the dispute does not sufficiently qualify as a grievance.

The function and purpose of arbitration is to determine disputed interpretation of terms found in this Agreement, or to determine disputed facts upon which the application of this Agreement depends. The arbitrator shall therefore not have authority, nor shall they consider it their function, to decide any issue not submitted or to so interpret or apply the Agreement as to change that which can fairly be said to have been the intent of the parties as determined by generally accepted rules of contract construction.

Past practice of the parties in interpreting or applying terms of this Agreement may be considered as relevant evidence.

Employee Initials: ________

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Upon the mutual and written agreement between Company and Employee, the parties may elect to utilize the expedited arbitration procedures of the American Arbitration Association.

(1)

Selection of Arbitrator. The Company and the Employee agree to request from the American Arbitration Association (or any mutually agreed to replacement thereof if such forum is unavailable) an odd numbered panel of arbitrators qualified to render a decision in the State of Florida.

(2)

Motion to Dismiss. The Company may claim that a grievance should be dismissed for reasons including, but not limited to the grievance falling outside the scope of the procedure, the grievance being filed in violation of the time limits provided for herein, or that the dispute has become moot, or that a party has breached the confidentiality provisions.

(3)

Limitations Upon Arbitrator. The arbitrator shall have no power to alter, amend, change, add to, or subtract from any terms of this Agreement, but shall determine only whether there has been a violation, misapplication, or misinterpretation of this Agreement in the respect alleged in Employee’s grievance. In determining whether the Company has violated an express term of this Agreement, the standard of review for an arbitrator is to be whether the Company acted in an arbitrary, capricious, or discriminatory manner. The decision of the arbitrator shall be based solely upon the evidence and arguments presented to him by the respective parties in the presence of each other, and upon arguments presented in briefs. The arbitrator shall not render any decision or award, or fail to render any decision or award, merely because in their opinion such decision or award is fair or equitable.

(4)

Arbitrator’s Decision. The decision of the arbitrator within the limits herein prescribed shall be binding. No decision rendered by the arbitrator shall be retroactive beyond one (1) year prior the initiation of a Level I grievance by Employee.

(5)	Expenses. All fees and expenses of the arbitrator shall be shared equally by the parties. Each party shall bear the expenses of the presentation of its own case.

(6)

Confidentiality. To encourage a professional and harmonious disposition of Employee’s complaints, it is agreed that from the time a grievance is filed by Employee, neither the grievant nor the Employee nor the Company shall make public either the grievance or evidence regarding the grievance.

(7)	Separate Grievance Files. The Company’s records dealing with the filing and processing of a grievance shall be maintained in a separate file from the personnel file of the grievant.

The arbitrator may hear and determine only one grievance at a time unless the Company expressly agrees otherwise. However, both parties will in good faith endeavor to handle in an expeditious and convenient manner cases which involve the same or similar facts and issues.

The grievance and arbitration procedure described above is to be Employee’s sole and final remedy for any claimed breach of this Agreement.

Disciplinary matters will remain subject to the provisions of the following Article 18 (Progressive Discipline).

Employee Initials: ________

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ARTICLE 18. PROGRESSIVE DISCIPLINE

The Company has the right and responsibility to take disciplinary action where there are instances of Employee’s misconduct or refusal to obey the laws or regulations of the State, administrative rules, or this Agreement.

Employees not on probation shall be progressively disciplined. Probationary employees may be released summarily.

The employee shall be informed by written notice of the specific charges against them and their right to a hearing on the charges which may take place no earlier than five (5) days after service of the notice to the employee. The notice shall include a card or paper which when signed constitutes a demand for hearing and a denial of all charges. Employees may be relieved of responsibility prior to a hearing either with or without pay.

Serious violations shall bypass progressive discipline procedures.

a.	Serious Violations. Grounds for discipline of any person employed include, but are not limited to, the following:

Þ	Continued unsatisfactory performance of duties of their position.

Þ	Insubordination (including, but not limited to, refusal to do assigned work).

Þ	Negligence in the performance of duty or in the care or use of Company property.

Þ

Offensive or abusive conduct or language toward other employees, pupils, the public, or any willful failure of good conduct tending to injure the public service or Company’s reputation in the community.

Þ	Dishonesty.

Þ	Possession of an open container or consumption of alcoholic beverages on the job or reporting to Company facilities while being under the influence of alcohol.

Þ	Possession of, abuse of, being under the influence of, or current addiction to a controlled substance.

Þ	Engaging in political activity during assigned hours of employment.

Þ	Conviction of any crime involving moral turpitude.

Þ	Repeated unexcused tardiness or chronic absenteeism or abuse of leave privileges.

Þ	Falsifying any information supplied to the Company, including but not limited to information supplied on application forms, employment records, or any other Company records.

Employee Initials: ________

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Þ	Persistent violation or refusal to obey safety rules or other regulations made applicable by the Company or by any appropriate State or local governmental agency.

Þ

Offering of anything of value or offering any service in exchange for special treatment in connection with the employee’s job or employment, or the accepting of anything of value or any service in exchange for granting any special treatment to another employee or to any member of the public.

Þ	Willful or persistent violation of rules and regulations of the Company.

Þ	Abandonment of position (absence without leave for more than five (5) days)

Þ	Advocacy of overthrow of Federal, State, or local government by force, violence, or other unlawful means.

Þ	Inability to perform the essential functions of the position with reasonable accommodation.

Þ	Possession of a weapon, threatening other employees, engaging in any behavior which suggests that an employee could be harm to himself or others.

b.

Appeal Process. Employee has the right to an appeal upon receipt of Company’s recommendation for disciplinary action. Such appeal may be initiated by Employee by filing a written request on a form provided by the Company with Employee’s immediate supervisor within five (5) working days of the issuance of the disciplinary recommendation.

c.	Discipline. Progressive discipline shall include the following:

Þ	Level One. A verbal warning from immediate supervisor and/or Company administrators at a meeting, Employee’s immediate supervisor shall maintain a record of the warning in Employee’s personnel file.

Þ

Level Two. Written warnings shall not be subject to the hearing process contained below. Written warnings shall be signed by Employee receiving them, placed in Employee’s file, and attached to any subsequent discipline of Employee for inclusion in Employee’s file to be used for support of disciplinary actions. An Employee may attach a rebuttal to the written warning. Both the warning and the rebuttal shall be placed in Employee’s file.

Þ

Level Three. A written reprimand may be issued for a repeated infraction or violation. A written reprimand shall be signed by the Employee and placed in Employee’s personnel file. Employee may respond in writing and have that writing attached to the reprimand and placed in Employee’s personnel file.

Þ

Level Four. Employee may be suspended without pay or have other corrective disciplinary action(s) consistent with and appropriate for the type and severity of the offense. Employee shall sign the Level 4 notification.

Þ	Level Five. Employee may be terminated for serious or repeated violations.

Employee Initials: ________

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If Employee requests a hearing, Employee may elect to acquiesce a panel of (i) three (3) other employees of the Company, or (ii) the Chief Executive Officer and Employee’s immediate supervisor to be appointed to review the evidence and determine whether discipline is appropriate. It shall be within the authority of the panel after having reviewed the evidence to recommend to whether the discipline is appropriate. Prior to the presentation of the case, at the request of either Company or Employee, a mandatory settlement conference shall be held to explore a possible compromise. Settlement agreements shall be in writing.

In the event Employee elects to use a panel of three (3) other employees of the Company, the panel shall be composed of employees appointed by the Company which are in reasonable proximity and position as Employee.

Employee shall be entitled to representation. The formal rules of evidence do not apply, and only key witnesses will be allowed to testify in front of the panel. All others will have their testimony conveyed to the panel by oath or affirmation given under penalty of perjury (a declaration). In the event of a dispute over whether a witness may testify, the panel’s determination shall be final. The total time for the hearing is restricted to two (2) hours (unless the panel specifically determines additional time is necessary). The panel shall cause an audio recording to be made of the entire proceeding which shall serve as the official record. Copies shall be made available to both Employee and Company. The panel may order a transcript of the hearing prepared for its review and use that transcript in lieu of the audio recording.

d. Case Process

Þ Opening statement.

Þ Company presentation of witnesses and evidence.

Þ Panel questions.

Þ Employee questioning. (Limited to ten (10) minutes without panel approval for extension.)

Þ Employee presentation of witnesses and evidence.

Þ Panel questions.

Þ Company questioning. (Limited to ten (10) minutes without panel approval for extension.)

Þ Company final statement.

Þ Employee final statement.

Þ Panel questions on any topic (optional).

The panel shall provide a written recommendation for discipline which contains findings of fact on key issues within five (5) calendar days of the hearing.

It is intended that the decision of the panel is advisory upon the Company. Employee or Company may appeal the recommendation of the panel to Company within five (5) days of the final decision by stating the grounds of the appeal in no more than two (2) double spaced pages.

Employee Initials: ________

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The panel may allow additional evidence or make its decision based upon the findings of fact and/or record of the prior hearing. Any deliberations of the panel shall be confidential; however, any new evidence considered by the panel shall be in the presence of Employee. If the panel determines that the discipline is not warranted, no record of the incident leading to the proposed discipline shall be contained in the Employee’s personnel file.

The panel shall prepare findings of fact and issue a written decision. The panel’s final determination of the sufficiency of the cause for disciplinary action shall be conclusive.

ARTICLE 19. CONCERTED ACTIVITIES

It is agreed and understood that there will be no strike, work stoppage, slow-down, or refusal or failure to perform job functions and responsibilities fully and faithfully, or other interference with the operations of Company by Employee during the term of this Agreement. Employee shall not comply with any request of other labor organizations to engage in activity mentioned herein.

Employee recognizes the duty and obligation to comply with the provisions of this Agreement and to make every effort toward inducing all employees to do so. In the event of a strike, work stoppage, slow-down, or other interference with the operations of the Company by employees who are represented by it, Employee agrees in good faith to take all necessary steps to cause those employees to cease such action.

It is agreed and understood that any employee violating this Article may be subject to discipline up to and including termination by the Company.

It is understood that in the event this Article is violated, Company shall be entitled to withdraw any rights, privileges, or services provided for in this Agreement from Employee, and to take any other emergency action as needed.

It is also agreed that there will be no lock-out of employees during the term of this Agreement.

ARTICLE 20. EFFECT OF AGREEMENT

It is understood and agreed that the specific provisions contained in this Agreement shall prevail over present and past Company practices, procedures, and regulations, and over State laws to the extent permitted by State law, and that except as expressly provided by specific provisions of this Agreement, all lawful practices, procedures, and regulations are discretionary within the Company.

Company and Employee shall make a mutual effort to work together regarding implementation and interpretation of this Agreement.

ARTICLE 21. SEVERABILITY

If any provisions of this Agreement are held by a court of competent jurisdiction to be contrary to law, then such provision will be deemed invalid to the extent permitted by such court decision, but all other provisions or applications shall continue in full force and effect.

Employee Initials: ________

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ARTICLE 22. ENTIRE AGREEMENT

The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make requests and proposals with respect to any subject or matter not removed by law and that all the understandings and agreements arrived at between the parties after the exercise of that right and opportunity are set forth in this Agreement.

ARTICLE 23. TERM AND RENEGOTIATIONS

This Agreement shall become effective upon the sale of the business to Everything Blockchain and remain in full force and effect up to and including July 31, 2024, and thereafter shall continue in effect from year to year unless and until one of the parties notifies the other in writing of its request to modify, amend, or terminate the Agreement no later than thirty (30) days prior to the conclusion of the term end in this Agreement. This Article applies to all subsequent agreements arising from this Agreement.

If Employee desires to open negotiations for a successor agreement, Employee shall present to Company a copy of its full and complete proposal for said successor agreement.

ARTICLE 24. COMPENSATION

Employee’s Status:

[_√_] Full-Time Salary Employee	Salary: $ 60,000.00 / yr.

[__] Part-Time Salary

[__] Full-Time Hourly	Employee Wage: $ _____________ / hr.

[__] Part-Time Hourly

Employee Stock Incentives:

☒ Stock/Warrant/Option

Description: Employee will be issued 300,000 shares of common stock (100,000 for each year of service under this Agreement). Shares to be issued as of date of entering into this Agreement.

Commissions:

[__] Gross Sales Commission: _______%                                        [_√_] Net Sales Commission: 50%

{SIGNATURE PAGE FOLLOWS THIS PAGE}

Employee Initials: ________

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SIGNATURE PAGE

IN WITNESS WHEREOF, Company and Employee have caused this Agreement to be executed on this ____________ day of _____________, 20_______.

Employee: CHRIS CARTER

          _________________________________________

By:    _________________________________________

EMPLOYER AUTHORIZATION

__________________________________

By: Michael Hawkins, Board of Directors

Employee Initials: ________

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APPENDIX A. EMPLOYEE EVALUATION FORM

Name	Date Due:	Probationary	Annual	Special

Classification		Division
DEFINITION OF RATING:	E - Exceeds Expectations	M - Meets Expectations	N - Needs Improvement	U - Unsatisfactory

PERFORMANCE FACTORS		E	M	N	U	COMMENTS
1	Quality of Work: Consider the extent to which the work is accurate, neat, well organized, and thorough.
2	Work Habits. Consider the employee’s effectiveness in organization and use of time.
3	Working Relations. Measurement of ability to work with and through others. Ability to work effectively as part of a group.
4	Meeting Work Commitments. Extent to which the employee completes work assignments and follows established procedures.
5	Demonstration of Initiative. Extent to which the employee shows ingenuity in initiating job duties. Readiness to act.
6	Dependability and Reliability. Can be relied upon to carry out responsibilities of the position with minimal supervision.
7	Attendance. Consider the employee’s absences and tardiness.
8	Safety. Complies with District safety policies and practices. Operates equipment and/or vehicles in a safe manner. Reports any unsafe conditions.
9	Communication Skills. Ability to get a verbal or written message across in a clear, organized, and appropriate manner. Ability to understand instructions.

Employee Initials: ________

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APPENDIX B. GRIEVANCE FORM

Name of Employee	Classification

Work Location

Immediate Supervisor and Title

Statement of Grievance (Write the nature and facts of the grievance: who, what, where, when, why)

Contract Violations (List all contract articles and they were violated)

Remedy Sought (What employer action will resolve the grievance)

Signature of Employer	Signature of Supervisor

Employee Initials: ________

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